UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2022
NOVELIS INC.
(Exact name of registrant as specified in its charter)

Canada	001-32312	98-0442987
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
3560 Lenox Road, Suite 2000, Atlanta, Georgia 30326
(Address of Principal Executive Offices)
(404) 760-4000
(Registrant's Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Short Term Credit Agreement. On January 18, 2022, Novelis Inc. (the “Company” or “we”) entered into a short term credit agreement (the “Short Term Credit Agreement”) with Axis Bank Limited, IFSC Banking Unit, Gift City, as administrative agent and lender (“Axis”). The Short Term Credit Agreement provides for a $314.5 million short term loan, which was funded on January 21, 2022. The proceeds of the short term loan were applied to voluntarily prepay term loans under the Company’s secured term loan credit agreement.

The short term loan matures on the first anniversary of the date on which it is borrowed, is subject to 0.25% quarterly amortization payments, and accrues interest at SOFR (as defined in the Short Term Credit Agreement) plus 0.90%.

The short term loan is unsecured and guaranteed by certain of the Company’s direct and indirect U.S. and Canadian subsidiaries.

The Short Term Credit Agreement contains voluntary prepayment provisions, affirmative and negative covenants and events of default substantially similar to those under the secured term loan credit agreement, other than changes to reflect the unsecured nature of the short term loan.

The foregoing description of the Short Term Credit Agreement is a general description and is qualified in their entirety by reference to the Short Term Credit Agreement, which the Company intends to file as an exhibit to its next Quarterly Report on Form 10-Q.

Item 2.03
Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: January 24, 2022	By:	/s/ Christopher Courts
Christopher Courts
General Counsel, Corporate Secretary and Compliance Officer